April 12, 2023
John Moriarty
208 Benson Circle
Mill Valley, CA 94941

Re:     Offer of Employment
Dear John:
Mirati Therapeutics, Inc. (the “Company” or “Mirati”) is pleased to offer you at-will employment in the position of EVP, Chief Legal Officer & Corporate Secretary (“Chief Legal Officer”) on the terms and conditions set forth in this letter agreement (the “Agreement”). Certain capitalized terms used in this Agreement have the meanings set forth in Mirati Therapeutics, Inc. Executive Severance Plan, attached hereto as Exhibit A.
1.Employment by the Company. Your employment with the Company shall begin on May 1, 2023, or such date as otherwise agreed to by you and the Company (such actual date your employment begins (the “Start Date”)). This is an exempt position, and during your employment with the Company, you will devote substantially all of your business time and attention to the business of the Company, except for approved vacation periods and reasonable periods of illness or other incapacities permitted by the Company’s general employment policies. You shall perform such duties consistent with the position of Chief Legal Officer, as set forth in your position description, or as required by the Company’s Chief Executive Officer (the “CEO”), to whom you will report. Your primary work location shall be your home office located in Mill Valley, California. The Company reserves the right to reasonably require you to perform your duties at places other than your primary office location from time to time, and to require reasonable business travel with reimbursement in a manner consistent with the Company’s travel reimbursement policies.
2.At-Will Employment. Your employment relationship is at-will. Either you or the Company may terminate the employment relationship at any time, with or without Cause or advance notice. Upon termination of your employment for any reason, you shall resign from all positions and terminate any relationships as an employee, advisor, officer or director with the Company and any of its affiliates, each effective on the date of termination.
3.Compensation.
3.1Base Salary. For services to be rendered hereunder, you shall receive a base salary at the rate of five hundred and twenty thousand dollars (USD $520,000) per year, subject to standard payroll deductions and withholdings and payable in accordance with the Company’s regular payroll schedule (the “Base Salary”).

3.2Annual Bonus. You shall be eligible to participate in the Company’s incentive plan applicable to senior executives at a level such that you will have the potential to earn a cash bonus, at target, of forty-five percent (45%) of your annual Base Salary during such year (the “Annual Bonus”). The amount of such Annual Bonus shall be determined by the Company’s Board of Directors (the “Board”) in its sole discretion, based upon the achievement of you and/or the Company of management objectives to be reasonably established by the Board in consultation with you. These management objectives shall consist of both financial and scientific goals and shall be specified in writing by the Board, and a copy shall be given to you prior to the commencement of the applicable year. You acknowledge there is no assurance that the terms of the incentive plan will remain unchanged or will in any future year provide the same benefits as it has in past years (or any benefits or payments at all) and that the Company may, at its discretion, revise the terms of the incentive plan in advance for any upcoming fiscal year as it applies to you provided always that you will be entitled to participate in any incentive plan made available to senior executives of the Company. Any Annual Bonus amounts shall be subject to standard payroll deductions and withholdings. Except as otherwise provided in Section 9, you must continue to be employed through the date the Annual Bonus is paid in order to earn such bonus for any particular year. Your Annual Bonus target for 2023 will not be prorated.
3.3Equity. Subject to Board approval, as soon as administratively practicable following your Start Date, you will be granted stock options ("Options") and restricted stock unit awards ("RSUs") under the Company's Inducement Plan, as amended from time to time, and any successor plan thereto ("Inducement Plan"). The Options and RSUs will be granted to you as an inducement material to you entering into employment with the Company pursuant to the “inducement grant” exception provided under Nasdaq listing rules, and the Company represents that all Options will be registered on an effective S-8 or other registration statement prior to the date on which they become vested. The Options and RSUs will be granted as soon as practicable following the Start Date and the public disclosure of all Company material, non-public information, as determined by the Company. Your Options and RSUs will have the following terms:
(a)Options. Options will be issued to you for the purchase of 83,525 shares of our common stock in accordance with the Inducement Plan. The Options will have an exercise price equal to 100% of the fair market value of the Company's common stock on the applicable date of grant. The Options will vest over a four-year period following your grant date, with 25% of the Options vesting on the first anniversary of your initial grant date, and the remainder vesting in 36 equal monthly installments on each monthly anniversary thereafter, in each case subject to your continued services with the Company through the applicable vesting dates. The Options will be subject to the terms of the Inducement Plan, the Plan and the option agreement between you and the Company.
(b)     RSUs. You will be awarded 49,363 RSUs in accordance with accounting standards on the applicable date of grant. The RSUs will vest over a four-year period following your initial grant date, with 25% of the RSUs vesting on each anniversary of your grant date, in each case subject to your continued services with the Company through the applicable vesting
2.

dates. The RSUs will be subject to the terms of the Inducement Plan, Plan and the restricted stock unit agreement between you and the Company.

4.Expenses. You will be eligible for reimbursement of all reasonable, necessary and documented out-of-pocket business, entertainment, and travel expenses incurred by you in connection with the performance of your duties hereunder, in accordance with the Company's expense reimbursement policies and procedures.
5.Paid Time Off; Paid Sick Leave; Holidays. You will initially be eligible to accrue up to four (4) weeks (or 20 days) of vacation during each calendar year (January 1 - December 31), subject to applicable maximum accrual caps, in accordance with the Company’s paid time off policies as in effect from time to time. You will be granted ten (10) days (or 80 hours) of paid sick leave at the commencement of employment, and thereafter, on January 1st of each calendar year. You will also be eligible for certain paid holidays pursuant to Company policy. The Company reserves the right to cancel or change its policies regarding paid time off, paid sick leave and/or holidays from time to time without amendment of this Agreement.
6.Company Policies; Standard Company Benefits. The employment relationship between the parties shall be governed by the general employment policies and practices of the Company, except that when the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control. In accordance with Company practice and subject to the terms and conditions of the applicable Company benefit plan documents, you will be eligible to participate in the generally applicable employee benefit programs provided by the Company to its U.S. based employees from time to time (such as life insurance, health insurance, dental insurance, 401(k), employee stock purchase plan, etc.) in accordance with their terms. The Company reserves the right to cancel or change the benefit plans or programs it offers to its employees at any time.
7.Proprietary Information Obligations. As a condition of employment, you shall execute and abide by the Company’s Employee Proprietary Information and Invention Assignment Agreement (the “PIIA”). By signing this letter you are representing that you have full authority to accept this position and perform the duties of the position without conflict with any other obligations and that you are not involved in any situation that might create, or appear to create, a conflict of interest with respect to your loyalty or duties to the Company. You specifically warrant that you are not subject to an employment agreement or restrictive covenant preventing full performance of your duties to the Company. You agree not to bring to the Company or use in the performance of your responsibilities at the Company any materials or documents of a former employer that are not generally available to the public, unless you have obtained express written authorization from the former employer for their possession and use. You also agree to honor your obligations to former employers and any other third parties (if any) during your employment with the Company.
3.

8.Outside Activities During Employment. Except with the prior written consent of the CEO, you will not during the term of your employment with the Company undertake or engage in any other employment, occupation or business enterprise.
9.Termination; Severance Benefits. You will be eligible to participate in the Mirati Therapeutics, Inc. Executive Severance Plan, a copy of which is set forth in Exhibit A.
10.Arbitration of All Disputes.
10.1Agreement to Arbitrate. To ensure the timely and economical resolution of disputes that may arise between you and the Company, both you and the Company mutually agree that pursuant to the Federal Arbitration Act, 9 U.S.C. §1-16 (the “FAA”), and to the fullest extent permitted by applicable law, you and the Company will submit solely to final, binding and confidential arbitration any and all disputes, claims, or causes of action arising from or relating to: (i) the negotiation, execution, interpretation, performance, breach or enforcement of this Agreement; or (ii) your employment with the Company (including but not limited to all statutory claims); or (iii) the termination of your employment with the Company (including but not limited to all statutory claims). BY AGREEING TO THIS ARBITRATION PROCEDURE, BOTH YOU AND THE COMPANY WAIVE THE RIGHT TO RESOLVE ANY SUCH DISPUTES THROUGH A TRIAL BY JURY OR JUDGE OR THROUGH AN ADMINISTRATIVE PROCEEDING.
10.2Arbitrator Authority. The arbitrator shall have the sole and exclusive authority to determine whether a dispute, claim or cause of action is subject to arbitration under this Section and to determine any procedural questions which grow out of such disputes, claims or causes of action and bear on their final disposition.
10.3Individual Capacity Only. All claims, disputes, or causes of action under this Section, whether by you or the Company, must be brought solely in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity. The arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding. To the extent that the preceding sentences in this Section are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration.
10.4Arbitration Process. Any arbitration proceeding under this Section shall be presided over by a single arbitrator and conducted by JAMS, Inc. (“JAMS”) in San Diego, California, or as otherwise agreed to by you and the Company, under the then applicable JAMS rules for the resolution of employment disputes (available upon request and also currently available at http://www.jamsadr.com/rules-employment-arbitration/). You and the Company both have the right to be represented by legal counsel at any arbitration proceeding, at each party’s own expense. The arbitrator shall: (i) have the authority to compel adequate discovery
4.

for the resolution of the dispute; (ii) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award; and (iii) be authorized to award any or all remedies that you or the Company would be entitled to seek in a court of law. The Company shall pay all JAMS arbitration fees in excess of the amount of court fees that would be required of you if the dispute were decided in a court of law.
10.5Excluded Claims. This Section shall not apply to any action or claim that cannot be subject to mandatory arbitration as a matter of law, including, without limitation, sexual assault disputes and sexual harassment disputes as defined in the FAA, claims brought pursuant to the California Private Attorneys General Act of 2004, as amended, the California Fair Employment and Housing Act, as amended, and the California Labor Code, as amended, to the extent such claims are not permitted by applicable law to be submitted to mandatory arbitration and such applicable law is not preempted by the FAA or otherwise invalid (collectively, the “Excluded Claims”). In the event you intend to bring multiple claims, including one of the Excluded Claims listed above, the Excluded Claims may be filed with a court, while any other claims will remain subject to mandatory arbitration.
10.6Injunctive Relief and Final Orders. Nothing in this Section is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any final award in any arbitration proceeding hereunder may be entered as a judgment in the federal and state courts of any competent jurisdiction and enforced accordingly.
11.Indemnification and D&O Coverage. To the fullest extent permissible under applicable law, you shall be entitled to indemnification (including immediate advancement of all legal fees with respect to any claim for indemnification) and director and officers’ insurance coverage, to the extent made available to other directors and senior executives, in accordance with the certificate of incorporation and the bylaws and all other applicable policies and procedures of Company for expenses incurred or damages paid or payable by you with respect to a claim against you based on actions or inactions by you in your capacity as a senior executive or director of Company. In addition, you will be covered by the Company’s indemnification coverage on terms no less favorable to you than the indemnification plans applicable to other executive officers and directors of the Company.
12.General Provisions. This Agreement, together with the PIIA constitutes the entire agreement between you and the Company with regard to this subject matter and is the complete, final, and exclusive embodiment of the parties’ agreement with regard to this subject matter. This Agreement is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. Modifications or amendments to this Agreement, other than those changes expressly reserved to the Company’s discretion in this letter, must be made in a written agreement signed by you and the Company’s Chief Executive Officer. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or
5.

unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction to the extent possible in keeping with the intent of the parties. Any waiver of any breach of any provisions of this Agreement must be in writing to be effective, and it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement. This Agreement is intended to bind and inure to the benefit of and be enforceable by you and the Company, and their respective successors, assigns, heirs, executors and administrators. The Company may freely assign this Agreement, without your prior written consent. You may not assign any of your duties hereunder and you may not assign any of your rights hereunder without the written consent of the Company. This Agreement shall become effective as of the Start Date and shall terminate upon your termination of employment with the Company. The obligations as forth under Section 7 (Proprietary Information Obligations), Section 9 (Termination; Severance Benefits), Section 10 (Arbitration of All Disputes); Section 11 (Indemnification and D&O Coverage) and Section 12 (General Provisions) will survive the termination of this Agreement. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the laws of the State of California.
This offer is conditioned on, and subject to, satisfactory proof of your identity and right to work in the United States, and your satisfactory completion of a background check and other applicable pre-employment screenings.
[Signature page to follow]

6.

We look forward to having you join us. If you have any questions about this Agreement, please do not hesitate to call me.
If you accept employment with the Company on the terms above, please sign below and sign and complete the PIIA and return all documents by April 15, 2023. Our offer will terminate after such date.

Best regards,
Mirati Therapeutics, Inc.

/s/ David Meek
David Meek
Chief Executive Officer

Accepted and agreed:

/s/ John Moriarty
John Moriarty

Date: April 13, 2023

7.